Exhibit 10.4

PROMISSORY NOTE

$50,000.00	January 24, 2011

Mondial Ventures, Inc., a Nevada corporation (the "Maker"), for value received, hereby promises to pay to the order of Gabriela Robaina (the "Holder"), the principal sum of FIFTY THOUSAND DOLLARS ($50,000.00) (the “Principal”) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, which shall be payable on or before the 90th day from the date of this note, together with interest on the unpaid balance of Principal at the rate of 17% per annum.

This Note can be prepaid in whole or in part at any time without the consent of the Holder provided that Maker shall pay all accrued but unpaid interest to the date of the prepayment.  Each prepayment of a portion of the Principal shall reduce the remaining Principal on which interest will be calculated thereafter.

The entire unpaid Principal and all accrued but unpaid interest shall be immediately due and payable upon the occurrence of any of the following (each, an "Event of Default"):

a.           Application for, or consent to, the appointment of a receiver, trustee or liquidator for Maker or of its property;

b.           Admission in writing of the Maker's inability to pay its debts as they mature;

c.           General assignment by the Maker for the benefit of creditors;

d.           Filing by the Maker of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization, or an arrangement with creditors;

e.           Entering against the Maker of a court order approving a petition filed against it under the federal bankruptcy laws, which order shall not have been vacated or set aside or otherwise terminated within 60 days; or

f.           Default in the payment of the principal or accrued interest on this Note, when and as the same shall become due and payable, whether by acceleration or otherwise, which such default has not been cured within ten (10) business days of the Holder notifying the Maker in writing of such default.

From and after an Event of Default, interest shall be calculated and paid at a rate of twenty-four (24%) percent per annum on the Principal that remains unpaid, through and including the date of full repayment of Principal and interest.

All rights and remedies available to the Holder pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and enforceable alternatively, successively and/or concurrently after default by Maker pursuant to the provisions of this Note.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged.

Maker shall pay or otherwise reimburse to Holder all reasonable fees, costs and expenses, including attorney´s fees, actually incurred by Holder in the enforcement, administration or collection pursuant to the terms and conditions of this Note.  Such obligation shall be binding on Maker regardless of whether or not an action has been commenced or is ever commenced.

This Note shall be governed by and construed in accordance with the laws of the State of Nevada and shall be binding upon the successors, endorsees or assigns of the Maker and inure to the benefit of the Holder, its successors, endorsees and assigns.

The Maker hereby irrevocably consents to the jurisdiction of the State and Federal courts located in the State of Nevada, at Holder’s sole option, in connection with any action or proceeding arising out of or relating to this Note.  If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

Gabriela Robaina	Mondial Ventures, Inc.

/s/Gabriela Robaina	By: /s/ Rodney Henry
Name: Rodney Henry
Title: CEO